Exhibit 10.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of March 2, 2014, by and among QR Energy, LP, a Delaware limited partnership (the “Partnership”), QRE GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), QR Holdings (QRE), LLC, a Texas limited liability company (“QRH”) and QR Energy Holdings, LLC, a Texas limited liability company (“QREH” and, together with QRH, the “QR Parties”). Each of the foregoing shall be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, QRH and QREH each own a fifty percent (50%) limited liability company interest in the General Partner (the “GP LLC Interests”).

WHEREAS, the General Partner is the general partner of the Partnership and holds (i) a 0.1% General Partner Interest in the Partnership (the “GP Economic Interest”), as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 22, 2010, as amended on October 3, 2011, and as further amended on December 12, 2013 (as so amended, the “Current Partnership Agreement”), and (ii) 6,133,558 Class B Units (as defined in the Current Partnership Agreement) (the “GP Class B Units”).

WHEREAS, immediately prior to the GP Acquisition (as defined below), the General Partner will distribute the GP Class B Units to the QR Parties (the “Class B Unit Distribution”);

WHEREAS, the QR Parties have agreed to contribute, and the Partnership has agreed to acquire, the GP LLC Interests (the “GP Acquisition”) in exchange for each of the QR Parties right to receive additional Class B Units pursuant to, and subject to the conditions in, Section 7.4 of the Revised Partnership Agreement (as defined below)(the “Deferred Class B Issuances”).

WHEREAS, in connection with the GP Acquisition, the GP Economic Interest will be reclassified into a non-economic General Partner Interest (the “GP Economic Interest Reclassification”) and the Management Incentive Fee (as defined in the Current Partnership Agreement) will be terminated and no such fee will be payable with respect to periods after December 31, 2013.

WHEREAS, concurrently with the execution of this Agreement, (i) the General Partner will amend the Current Partnership Agreement pursuant to Section 13.1 of the Current Partnership Agreement to, among other things, provide for the Deferred Class B Issuances and the GP Economic Interest Reclassification, and (ii) the Partnership will amend and restate the Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of December 22, 2010 (the “Current General Partner Agreement”), (such amended agreements being referred to as the “Revised Partnership Agreement” and the “Revised General Partner Agreement”).

WHEREAS, the execution and adoption of the Revised Partnership Agreement and the Revised General Partner Agreement, the GP Acquisition, the GP Economic Interest Reclassification and the Class B Unit Distribution (collectively, the “Transactions”) are conditioned on each other.

WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) and the Board of Directors of the General Partner both have determined that this Agreement and the Transactions contemplated hereby are in the best interests of the Partnership and the holders of Common Units (as defined in the Current Partnership Agreement) (other than those affiliated with the General Partner and its affiliates) and have approved this Agreement and the matters contemplated hereby, including the Transactions, which approval by the Conflicts Committee shall constitute “Special Approval” for the purposes of the Current Partnership Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows.

ARTICLE I

THE TRANSACTIONS

The following is being completed in the order set forth below, though nothing will be deemed completed until all are completed:

1.1 Distribution of Class B Units. The General Partner hereby grants, distributes, transfers, assigns and conveys 3,826,393 GP Class B Units to QRH and 2,307,165 GP Class B Units to QREH, and each of QRH and QREH hereby accepts such GP Class B Units in the amounts conveyed to them.

1.2 Contribution of GP LLC Interests to the Partnership. The QR Parties hereby grant, contribute, transfer, assign and convey the GP LLC Interests to the Partnership, and the Partnership hereby accepts such GP LLC Interests as a contribution to the capital of the Partnership (the “Contribution”) in exchange for the right to receive the Deferred Class B Issuances pursuant to Section 7.4 of the Revised Partnership Agreement.

1.3 Amendment of the Current Partnership Agreement; GP Economic Interest Reclassification. Pursuant to Section 13.1 of the Current Partnership Agreement, the General Partner hereby authorizes and adopts Amendment No. 3 to the Current Partnership Agreement in the form attached hereto as Exhibit A in order to provide for, among other things:

(a) The reclassification by the General Partner of the GP Economic Interest into a non-economic General Partner Interest.

(b) The Deferred Class B Issuances, the requirements for such issuances and the other terms, conditions and provisions relating thereto.

(c) The termination of the Management Incentive Fee.

(d) The rights of the limited partners of the Partnership to vote to elect the directors of the General Partner.

1.4 Admission of the Partnership as Sole Member of the General Partner; Continuation of the General Partner. Notwithstanding any provision in the Revised General Partner Agreement, the Partnership agrees that it is bound by the Revised General Partner Agreement, and the Partnership is hereby admitted to the General Partner as the sole member of the General Partner simultaneously with the consummation of the Transactions. Immediately thereafter, the QR Parties shall and do hereby cease to be members of the General Partner and shall thereupon cease to have or exercise any rights or powers as members of the General Partner. The Parties agree that the Contribution, the Partnership’s admission as the sole member of the General Partner and the QR Parties ceasing to be members of the General Partner shall not dissolve the General Partner, and the General Partner shall be continued without dissolution. Any provision of the Current General Partner Agreement or the Revised General Partner Agreement that is inconsistent with this Agreement is hereby amended to permit the matters contemplated hereby.

1.5 Amendment of the Current General Partner Agreement. Pursuant to Section 13.4 of the Current General Partner Agreement, the Partnership hereby authorizes and adopts the Revised General Partner Agreement in the form attached hereto as Exhibit B.

ARTICLE II

FURTHER ASSURANCES

2.1 Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to (i) assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (ii) vest in the applicable Parties and their respective successors and permitted assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (iii) carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each QR Party hereby severally, and not jointly, represents and warrants, with respect to itself and with respect to the General Partner, to the other Parties, and the General Partner with respect to itself and with respect to the Partnership, hereby represents and warrants to the other Parties, as of the date hereof, as follows in Sections 3.1 and 3.2:

3.1 Authority; Enforceability.

(a) Such Party has the legal capacity and authority to execute and deliver this Agreement and any other Transaction document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) This Agreement and each of the other Transaction documents to which such Party is a party has been duly executed and delivered by such Party, and, assuming the due authorization, execution and delivery hereof or thereof by each party hereto or thereto other than such Party that is a party hereto or thereto, this Agreement and each other Transaction document to which such Party is a party constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its respective terms, except as enforcement of this Agreement or such other Transaction document may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (whether enforcement is sought in a proceeding in equity or at law).

3.2 Absence of Conflicts; Consents.

(a) The execution and delivery by such Party of this Agreement and each other Transaction document to which such Party is a party does not, and the consummation of the transactions contemplated hereby and thereby and the compliance by such Party with any of the provisions hereof and thereof does not and will not, (i) conflict with or violate, or constitute a default (or an event that, with notice or lapse of time or both, would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration of, require payments under, or create in any party additional or greater rights or benefits under, or result in the creation of a lien on any of the properties or assets of such Party or the Partnership, with respect to any contract or other obligation to which such Party or the Partnership is party or by which such Party or the Partnership or any of its or the Partnership’s assets or properties is bound or subject, except for such defaults, rights of termination, cancellation, amendment or acceleration, or liens that would not reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations under this Agreement or any of the other Transaction documents to which it or the Partnership is a party or the business of such Party or the Partnership or (ii) conflict with or violate in any material respect any law, rule, regulation, proceeding or judgment applicable to or binding on such Party or the Partnership or by which any of such Party’s or the Partnership’s assets or properties is bound or subject.

(b) The execution and delivery by the Parties of this Agreement and each of the other Transaction documents to which such Party is a party does not, and consummation of the transactions contemplated hereby or thereby and the compliance by such Party with any of the provisions hereof or thereof does not and will not, require such Party or the Partnership to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental authority or third person.

(c) Each Party that is receiving securities in connection with the Transactions, including any Class B Units that may be issued pursuant to the Deferred Class B Issuances, is receiving such securities on its own behalf, for investment, and without a view to distribution in violation of the securities laws.

3.3 Additional Representations and Warranties of the QR Parties. Each of the QR Parties, severally and not jointly, represents and warrants to the Partnership as follows:

(a) The GP LLC Interests represent all of the membership interests in the General Partner, and there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer (other than transfer restrictions in the Current General Partner Agreement which have been satisfied) of, any interest in the General Partner, and there are no outstanding options, warrants or similar rights to purchase or acquire any equity interests in the General Partner.

(b) Each of the QR Parties has good and valid title to the GP LLC Interests, free and clear of any and all liens, encumbrances or claims (other than any transfer restrictions imposed by federal and state securities laws). Upon consummation of the transactions contemplated hereby, the Partnership is acquiring good and valid title to the GP LLC Interests contributed, assigned, transferred and delivered to it by the QR Parties free and clear of any liens, encumbrances or claims (other than any transfer restrictions imposed by federal and state securities laws), and the Partnership will be the sole member of the General Partner. The General Partner owns and has good and valid title to (and immediately after the GP Acquisition will continue to own and have good and valid title to), free and clear of any and all liens, encumbrances or claims (other than any transfer restrictions imposed by federal and state securities laws), the GP Economic Interest (and when reclassified, the resulting non-economic General Partner Interest).

(c) There are no liabilities or obligations of such Party or pending or threatened claims of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, that would, individually or in the aggregate, reasonably be expected to accrue to the General Partner or the Partnership as a result of this Agreement or the consummation of the Transactions.

(d) The General Partner owns no assets other than (i) the GP Economic Interest, (ii) the Management Incentive Fee and (iii) 6,133,558 Class B Units, and conducts no business other than being the general partner of the Partnership. The General Partner does not have, and has never had, any employees.

(e) The General Partner has no material indebtedness or liability, absolute or contingent, other than liabilities of the Partnership. The General Partner is not party to any material contract, agreement, instrument or commitment, written or oral, to which the Partnership is not also a party.

(f) For purposes of this Section 3.3(f), “Tax Returns” means returns, reports, exhibits, schedules, information statements and other documentation filed or required to be filed in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns; and “Tax” or “Taxes” mean any and all federal, state, local, foreign and other taxes of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto). The General Partner has filed when due (taking into account any extensions of time within which to file) all Tax Returns required by applicable law to be filed with respect to it and all such Tax Returns were true, correct and complete in all material respects as of the time of such filing, other than those Tax Returns the failure of which to file or to be true, correct and complete would not have a material adverse effect on the assets, properties, business, operations, or financial condition of the General Partner; all Taxes due and owing by the General Partner on or prior to date hereof have been paid (except for Taxes that are being contested in good faith); there is no action, suit, proceeding, investigation, audit or claim now pending against the General Partner in respect of any material Tax assessment; no written claim has been made by any Tax authority of a jurisdiction in the General Partner does not currently file a Tax Return that the General Partner is subject to Tax by such jurisdiction; the General Partner has not granted any extension of time within which to pay its Taxes or file its Tax Returns which extension remains in effect; and the General Partner has not waived or extended any applicable statute of limitations for the assessment or collection of Taxes of it which waiver or extension remains in effect. The General Partner has, since formation, been classified as either a partnership or a disregarded entity for federal income tax purposes. There are no transfer taxes arising under applicable federal or state law resulting from the transactions contemplated by this Agreement.

(g) Except with respect to Tax matters (which are provided for in Section 3.3(f)), the business of the General Partner have been conducted in material compliance with all applicable laws, regulations, orders and other requirements of all governmental authorities having jurisdiction over the General Partner and its assets, properties and business.

(h) Other than as disclosed in the Partnership’s current and periodic reports filed with the Securities and Exchange Commission, there are no judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings pending or threatened against or involving the General Partner, or any order, judgment, injunction or decree outstanding against the General Partner, that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the assets, properties, business, operations or financial condition of the General Partner.

(i) Neither of the QR Parties nor the General Partner has employed the services of any investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby for which any of the General Partner, the Partnership or any of its subsidiaries would have any obligation or liability, other than RBC Capital Markets, LLC and Tudor, Pickering, Holt & Co., financial advisor to the Conflicts Committee.

ARTICLE IV

MISCELLANEOUS

4.1 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns; provided, however, that no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties.

4.2 Fees and Expenses. All legal, accounting and other fees, costs and expenses of a Party hereto incurred in connection with this Agreement and the matters contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.

4.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Parties as provided below, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

If to the Partnership and/or the General Partner, at

QR Energy, LP

1401 McKinney Street

Suite 2400

Houston, Texas 77010

Attn: Gregory S. Roden

Facsimile: (713) 452-2231

If to the QR Parties, at

QR Holdings (QRE), LLC

QR Energy Holdings, LLC

1401 McKinney Street

Suite 2400

Houston, Texas 77010

Attn: James V. Baird

Facsimile: (713) 452-2231

4.4 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the Parties with reference to the matters contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.5 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by all Parties hereto; provided that any such action by or on behalf of the Partnership or the General Partner must be authorized by the Conflicts Committee (as defined in the Current Partnership Agreement).

4.6 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

4.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

4.8 Signatures and Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

4.9 Enforcement of Agreement; Damages. The Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity. The Conflicts Committee is hereby authorized to cause the General Partner, for itself and on behalf of the Partnership, to pursue any remedies which may be available for any breach or violation of this Agreement.

4.10 Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof that would call for the application of the laws of any other jurisdiction (except to the extent that mandatory provisions of federal or Delaware law govern). Each of the Parties hereto agrees that this Agreement involves at least U.S. $100,000.00 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware. The Parties agree that any suit, action or proceeding between or among the Parties seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the matters contemplated hereby shall be brought in any federal or state court located in the State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that, to the fullest extent permitted by law, service of process on such Party at the addresses provided in Section 4.3 shall be deemed effective service of process on such Party.

4.11 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

4.12 RBC Payments. The QR Parties agree that if the aggregate fees, expenses and other amounts paid to RBC Capital Markets, LLC by the General Partner in connection with the transactions contemplated by this Agreement exceed $2,020,000, each of the QR Parties, severally, will pay to the General Partner one half of such excess, promptly after (and in no case later than 30 days after) written request from the General Partner or the Conflicts Committee for such payment

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IN WITNESS WHEREOF, this Contribution Agreement has been duly executed by the Parties as of the date first written above.

QRE GP, LLC

By:	/s/ Authorized Signatory

QR ENERGY, LP

By:	QRE GP, LLC, its general partner

By:	/s/ Authorized Signatory

QR HOLDINGS (QRE), LLC

By:	/s/ Authorized Signatory

QR ENERGY HOLDINGS, LLC.

By:	/s/ Authorized Signatory

Signature Page to Contribution Agreement